EXHIBIT 99.9

FOR IMMEDIATE RELEASE		January 28, 2005
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Website:	www.pinnaclewest.com

PINNACLE WEST REPORTS 2004 RESULTS
Retail Service Territory Remains Among Fastest Growing in U.S.

PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the year 2004 of $243.2 million, or $2.66 per diluted share of common stock. This result compares with $240.6 million, or $2.63 per share, for the year 2003.

On-going consolidated earnings in 2004 were $218.3 million, or $2.39 per share, compared with $218.6 million, or $2.39 per share, for the prior year. On-going earnings for 2004 exclude income after income taxes of $24.9 million, or $0.27 per share, related to the sale of the Company’s interests in the Phoenix Suns professional basketball team and NAC International. For 2003, on-going earnings exclude income tax credits related to prior years and recorded in 2003 of $17.2 million, or $0.19 per share, and income after income taxes of $4.8 million, or $0.05 per share, related to NAC International.

“Our employees’ steadfast focus on customer satisfaction and operational excellence has allowed us to reliably serve one of the fastest growing markets in the U.S.,” said Chairman Bill Post. “Our fundamental growth provides a solid foundation for long-term performance.”

Post said that in 2005, resolution of the Company’s pending rate case is the top priority. “As Arizona’s economy continues to surge, it’s more important than ever for us to achieve a constructive regulatory outcome that recognizes our infrastructure investments and covers the costs of providing reliable service for our fast-growing customer base.”

In 2004, APS set more meters than in any other year in the Company’s 118-year history. More than 40,000 meters were installed, reflecting retail customer growth rate of about 4 percent, more than three times the U.S. average.

The year-to-year comparison was favorably affected by higher retail sales volumes; lower regulatory asset amortization; and improved wholesale power marketing results.

These favorable factors were substantially offset by a net increase in costs related to new plants placed into service in 2003 and 2004; an increase in customer service and other operating costs; an increase in depreciation for delivery and other assets; the effects of milder weather in 2004 versus 2003; a retail rate decrease in mid-2003; and, as previously forecast, lower contributions from the Company’s unregulated operations.

PINNACLE WEST REPORTS 2004 EARNINGS	January 28, 2005 Page 2 of 2

APS reported net income for 2004 of $199.6 million, compared with $180.9 million for 2003. SunCor Development Co., Pinnacle West’s real estate subsidiary, delivered solid performance, reporting 2004 net income of $44.7 million, compared with its net contribution of $56.1 million in 2003. APS Energy Services, the Company’s competitive retail energy subsidiary, reported net income of $2.9 million for 2004, compared with $16.0 million in 2003, reflecting the dynamics of California’s competitive energy market.

For the 2004 fourth quarter, the Company reported consolidated net income of $33.7 million, or $0.37 per diluted share of common stock. This result compares with consolidated net income of $49.1 million, or $0.54 per share, in last year’s corresponding period. On-going consolidated earnings in the 2004 fourth quarter, excluding the sale of NAC, were $31.0 million, or $0.34 per share, compared with $37.5 million, or $0.41 per share. On-going earnings for 2003’s fourth quarter exclude $11.6 million, or $0.13 per share, related to NAC and income tax credits for prior years and recorded in 2003’s fourth quarter.

All dollar amounts included in this release are reported after income tax effects. For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/default.html.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9.9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

Webcast and Conference Call
The Company will hold a conference call and live webcast at 11:00 a.m. (ET) today, Friday, January 28 to discuss its earnings and recent events. The webcast can be accessed at http://www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the website for 30 days. To access the conference call by telephone, dial (877) 356-3961 and enter reservation number 3179339. A replay of the call also will be available until 11:55 p.m. (ET), Friday, February 4, 2005, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2004	2003	2004	2003
Operating Revenues
Regulated electricity segment	$429,295	$432,246	$2,035,247	$1,978,075
Marketing and trading segment	129,684	91,447	461,870	391,886
Real estate segment	165,827	188,718	359,792	361,604
Other revenues	9,912	11,155	42,816	27,929

Total	734,718	723,566	2,899,725	2,759,494

Operating Expenses
Regulated electricity segment purchased power and fuel	125,024	122,947	567,433	517,320
Marketing and trading segment purchased power and fuel	112,886	81,661	382,147	344,862
Operations and maintenance	159,431	140,244	596,557	548,732
Real estate segment operations	112,526	148,677	289,900	305,974
Depreciation and amortization	98,186	113,943	401,105	435,140
Taxes other than income taxes	27,705	25,419	122,216	110,270
Other expenses	8,215	10,809	34,108	23,254

Total	643,973	643,700	2,393,466	2,285,552

Operating Income	90,745	79,866	506,259	473,942

Other
Allowance for equity funds used during construction	2,026	3,046	4,885	14,240
Other income	3,336	21,967	53,989	35,563
Other expense	(7,066)	(5,785)	(21,510)	(20,574)

Total	(1,704)	19,228	37,364	29,229

Interest Expense
Interest charges	51,214	53,007	195,859	204,339
Capitalized interest	(2,774)	(5,383)	(16,311)	(29,444)

Total	48,440	47,624	179,548	174,895

Income From Continuing Operations Before Income Taxes	40,601	51,470	364,075	328,276
Income Taxes	11,283	6,419	128,857	102,473

Income From Continuing Operations	29,318	45,051	235,218	225,803
Income From Discontinued Operations Net of Income Tax Expense	4,411	4,040	7,977	14,776

Net Income	$33,729	$49,091	$243,195	$240,579

Weighted-Average Common Shares Outstanding — Basic	91,620	91,273	91,397	91,265
Weighted-Average Common Shares Outstanding — Diluted	91,779	91,403	91,532	91,405
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.32	$0.49	$2.57	$2.47
Net Income — Basic	$0.37	$0.54	$2.66	$2.64
Income From Continuing Operations — Diluted	$0.32	$0.49	$2.57	$2.47
Net Income — Diluted	$0.37	$0.54	$2.66	$2.63

Certain prior year amounts have been reclassified to conform to the 2004 presentation.